ASI Entertainment Inc. Signs Second License Agreement For SafeCell

SEATTLE--(BUSINESS WIRE)--ASI Entertainment Inc. (OTCBB:ASIQ) announced today that it has signed a Product License Agreement for the SafeCell intellectual property with its former subsidiary, ASIQ Ltd. Under the Agreement, ASIQ has secured the exclusive license to the SafeCell intellectual property for ground based applications. ASIQ originally developed the SafeCell concept and sold it to ASI Entertainment in February, 2007. ASIQ has subsequently developed a new ground based application called PicoBlue.

Under the Agreement, ASIQ will pay ASI Entertainment a license fee of $200,000 plus royalty fees of 5% of the revenue received by ASIQ from Pico Blue. As part of the Agreement, ASI Entertainment contracted ASIQ to integrate the PicoBlue application with SafeCell, for use in the in-flight program. Incorporating PicoBlue into SafeCell expands its in-flight capacity to include Chat, MMS, MP3, Photo, Video and file transfer capabilities.

SafeCell is a new generation, patent-pending concept under which a normal cell phone is converted into a wireless communicator. SafeCell was developed to substantially reduce the cost of communications for the regional and international airline traveler. SafeCell connects via Bluetooth, so it operates with any modern cell phone, including the new generation cell phones that already have wireless interface. SafeCell does not incur the high cost of cellular roaming charges as it delivers its services via the internet.

Safe Harbor Disclosure:
This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," "may," "will," "should," "could," "expect," "intend," "project," and other terms with similar meaning. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

For further information, contact
ASI Entertainment, Inc.
Phil Shiels, +61 3 9016 3021
philshiels@nextwaveinvestments.com.